Exhibit 10.34
FIRST AMENDMENT TO HOTEL MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO HOTEL MANAGEMENT AGREEMENT (“Amendment”) is entered into this 10 day of May, 2010, by and between Playa Cana B.V., a company organized and existing under the laws of The Netherlands (hereinafter referred to as the “Owner”), and ______________________, a limited liability company organized and existing under the laws of Nevis (hereinafter referred to as the “Operator”), each of whom agree to be bound hereunder in accordance with the terms and conditions set forth in the following Clauses:

WHEREAS

Playa Cana B.V. and ______________________ entered into a Hotel Management Agreement effective as of October 31, 2007 (hereinafter the “Agreement”).

Owner and Operator have now agreed to extend the Agreement through and including December 20, 2022, by substituting Section 2.2 of the Agreement pursuant the terms provided in this Amendment.

CLAUSES

FIRST: The parties agree to amend and substitute Section 2.2 of the Agreement to be read as follows:

“2.2. Term. The initial term hereof shall start on the Effective Date and continue up to and including December 20, 2022 (hereinafter referred to as the “Initial Term”) and shall automatically renew for two successive five year terms, provided that any such renewal shall only be effective if the Operator has sent the Owner’s Representative written notice of such impending renewal at least one hundred and eighty (180) days, but no more than one year, in advance of the expiration of the Initial Term or then-current renewal term, and the Owner's Representative has not thereafter provided the Operator with at least ninety (90) days prior written notice of its election to terminate this Agreement at the end of the then current term instead of permitting it to renew. Said Initial Term, with any subsequent renewals or extensions in accordance with the provisions hereof, shall be referred to hereinafter as the "Effective Term.”

SECOND: The parties agree to amend and substitute CLAUSE XII of the Agreement to be read as follows:
"CLAUSE XII. BUSINESS NAME
The parties agree that the Hotel shall be known by the name of “Dreams Palm Beach Resort and Spa”, including therein the Operator's proprietary brand name “Dreams” (“Operator's Business Name”). Operator's Business Name shall remain Operator's sole property. Accordingly, the Owner agrees that this Agreement grants no rights of any kind to the Owner or its successors in relation to ownership or use of the Operator’s Business Name, either alone or used in combination with any other word or words, except to the extent specified in this Clause XII. This provision shall remain in force after termination hereof”

THIRD: The parties agree that except as explicitly modified by this Amendment, the rest of the Agreement (including exhibits and any prior addenda and/or amendments) remains unmodified and in full force and effect.

FOURTH: This Amendment shall be subject to the same governing law and dispute resolution provisions applicable under the Agreement, which provisions are incorporated by reference to this Amendment for all legal purposes.

FIFTH: This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date indicated in the preamble.

PLAYA CANA B.V.

By:
Name:
Title:

Name: Playa Manzana B.V.
Title: Managing director A
By:

Name: Playa Manzana B.V.
Title: Managing director B
By:

_______________________

By:
Name:
Title: